CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen ICR, Inc. 203/682-8211 bcohen@icrinc.com

MARINEMAX REPORTS SECOND QUARTER FISCAL 2012 RESULTS
~ Same-Store Sales Grew 26% ~
~ Substantial Year-Over-Year Earnings Improvement ~

CLEARWATER, FL, April 26, 2012 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its second fiscal quarter ended March 31, 2012.

Revenue was $144.0 million for the quarter ended March 31, 2012 compared with $115.8 million for the comparable quarter last year. Same-store sales increased approximately 26% compared with a 5% increase in the comparable quarter last year. Net income was $2.3 million, or $0.10 per diluted share for the quarter ended March 31, 2012 compared with a net loss of $4.5 million, or $0.20 per share, for the comparable quarter last year.

Inventories decreased approximately $19 million, or 8%, to $206.2 million from the December quarter. Inventories were up year-over-year, primarily due to the Company adding new brands and the timing of the receipt of product from manufacturers. Typically, the March quarter end coincides with peak industry inventory levels.

Revenue increased $27.9 million to $235.8 million for the six months ended March 31, 2012 compared with $207.9 million for the comparable period last year. Same-store sales increased approximately 16% compared with a 1% decrease in the comparable period last year. The Company reduced its net loss by $7.3 million for the six months ended March 31, 2012 to $1.9 million, or $0.08 per share, compared with a net loss of $9.2 million, or $0.41 per share, for the comparable period last year. The Company’s net loss for the six months ended March 31, 2011 was reduced by $1.4 million related to the favorable resolution of accounts receivable and inventory repurchases from a manufacturer whose brands the Company no longer carries. Without this item in the prior year, the Company improved its year-over-year earnings by $8.7 million.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “I am very proud of our team’s accomplishments. We have now put together six consecutive quarters of new boat sales unit growth, capitalizing on the improvements we have made in our business over the past few years as we navigated the persistent challenges faced by our industry. Total revenue during the quarter was up considerably over the prior year, with same-store sales growing 26%, while gross margins improved, despite an increased weighting toward larger product that traditionally carries lower margins. The increase in gross margin also reflected our continued growth in our higher margin businesses of service, parts, accessories, finance and insurance. We also demonstrated meaningful expense leverage which will result in strong cash flow and earnings growth when our sales further recover.”

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Mr. McGill concluded, “We ended the quarter with our inventory at anticipated levels along with improved aging as we enter what has traditionally been our strongest sales period. We look forward to the upcoming summer boating season and are cautiously optimistic that the initial improvement in the industry is sustainable. With more positive consumer sentiment, generally improved economic conditions, coupled with our team’s ability to enhance and improve our customers’ lives through boating, we are well positioned to build on the progress we are making.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, Grady-White, Bayliner, Harris FloteBote, Nautique and Malibu, MarineMax sells new and used recreational boats and related marine products and provides yacht brokerage and charter services. MarineMax currently has 54 retail locations in Alabama, Arizona, California, Colorado, Connecticut, Florida, Georgia, Kansas, Maryland, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company.

Use of Non-GAAP Financial Information

In this release, the Company discloses pro forma, or non-GAAP, measures of net income and earnings per share. The Company believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s assessment that its growth has come from business improvements it has made over the past few years; the Company’s belief that it will achieve meaningful expense leverage and improved cash flows and earnings growth as its sales recover; and the Company’s assessment that the industry is starting to experience improvement in new unit sales, which should enhance its operating results. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to reduce inventory, accomplish the goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Revenue	$143,992	$115,756	$235,779	$207,946
Cost of sales	109,614	88,961	175,827	157,569

Gross profit	34,378	26,795	59,952	50,377
Selling, general, and administrative expenses	30,994	30,446	59,564	57,887

Income (loss) from operations	3,384	(3,651)	388	(7,510)
Interest expense	1,203	836	2,420	1,679

Income (loss) before income tax benefit	2,181	(4,487)	(2,032)	(9,189)
Income tax benefit	(116)	—	(116)	—

Net income (loss)	$2,297	$(4,487)	$(1,916)	$(9,189)

Basic net income (loss) per common share	$0.10	$(0.20)	$(0.08)	$(0.41)

Diluted net income (loss) per common share	$0.10	$(0.20)	$(0.08)	$(0.41)

Weighted average number of common shares used in computing net income (loss) per common share:
Basic	22,652,294	22,329,156	22,622,196	22,283,970

Diluted	23,253,524	22,329,156	22,622,196	22,283,970

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	March 31,	March 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,042	$21,436
Accounts receivable, net	23,010	19,987
Inventories, net	206,212	190,160
Prepaid expenses and other current assets	3,296	3,603

Total current assets	261,560	235,186
Property and equipment, net	101,415	101,107
Other long-term assets	782	1,264

Total assets	$363,757	$337,557

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,924	$11,982
Customer deposits	10,477	9,556
Accrued expenses	24,643	26,028
Short-term borrowings	120,092	90,031

Total current liabilities	164,136	137,597
Long-term liabilities	4,307	4,675

Total liabilities	168,443	142,272
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	23	23
Additional paid-in capital	213,271	208,992
(Accumulated deficit) retained earnings	(2,170)	2,080
Treasury stock	(15,810)	(15,810)

Total stockholders’ equity	195,314	195,285

Total liabilities and stockholders’ equity	$363,757	$337,557

MarineMax, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Information
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
GAAP net income (loss) as reported	$2,297	$(4,487)	$(1,916)	$(9,189)
Less the resolution from a manufacturer whose brands we no longer carry	—	—	—	(1,410)

Non-GAAP proforma net income (loss)	$2,297	$(4,487)	$(1,916)	$(10,599)

GAAP diluted net income (loss) per common share	$0.10	$(0.20)	$(0.08)	$(0.41)

Less the resolution from a manufacturer whose brands we no longer carry	—	—	—	(0.06)
Non-GAAP proforma net income (loss) per common share	$0.10	$(0.20)	$(0.08)	$(0.47)

Common shares used in the calculations of net income (loss) per common share	23,253,524	22,329,156	22,622,196	22,283,970